THE WELLCARE MANAGEMENT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                      (in thousands, except per share data)
                                   (unaudited)

                                                    THREE MONTHS ENDED MARCH 31,
                                                    ----------------------------
                                                         1998            1997
                                                         ----            ----

Loss before income taxes                              $  (1,218)       $(13,002)
Provision for income taxes                                   --              --
                                                      ---------        --------

Net Loss                                              $  (1,218)       $(13,002)
                                                      =========        ========


LOSS PER SHARE - BASIC                                $   (0.19)       $  (2.06)
                                                      =========        ========
Weighted average shares of
  Common Stock outstanding                                6,299           6,298
                                                      =========        ========


LOSS PER SHARE - DILUTED                              $   (0.19)       $  (2.06)
                                                      =========        ========
Weighted average shares of Common
  Stock and Common Stock equivalents                     Not             Not
  outstanding                                         Applicable      Applicable


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